Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Scott T. Mereness, President
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES EXECUTIVE CHANGE

Elkhart, Indiana - April 10, 2015 - Drew Industries Incorporated (NYSE: DW) today announced that Joseph S. Giordano III, Chief Financial Officer and Treasurer, will be leaving the Company to pursue other business opportunities. Mr. Giordano will continue in his current role until August 31, 2015, or until a new CFO is in place, and will assist his successor to ensure an orderly transition. Drew Industries has retained the services of executive search firm Korn Ferry to lead the search for Mr. Giordano’s successor.

Mr. Giordano joined Drew Industries in 2003 as Corporate Controller and served in that role until 2008. Since that time, he has served as the Chief Financial Officer and Treasurer for the Company.

James F. Gero, Chairman of the Board of Drew Industries, stated, “Joe has played an instrumental role in the Company’s growth and success for more than a decade, including during the 2013 executive succession and the relocation of the Company to Elkhart, Indiana. We thank him for his service and wish him the best in his future endeavors.”

“On behalf of all of us here at Drew Industries, Lippert Components, Inc., and our Board of Directors, I want to thank Joe for his service and wish him only the best going forward,” said Jason Lippert, Chief Executive Officer of Drew Industries. “Joe has helped build a strong financial team at the Company, which positions us well for the continued execution of our business strategies. We are highly appreciative of Joe and are confident in his abilities to keep our business on track as we evaluate external candidates for the role of CFO.”

About Drew Industries
From 38 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; chassis components; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

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